Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

PureSpectrum, Inc.

We hereby consent to the inclusion of our report dated march 27, 2009, relating to the consolidated financial statements of PureSpectrum, Inc as of and for the years ended December 31, 2008 and 2007, included in the Registration Statement on Form S-4 of International mMedical Staffing, Inc. declared effective on October 9, 2009, incorporated by reference in this Form 8-K.  Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern.

We also consent to the reference to us under the caption “Experts” in the Prospectus.

/S/ Hancock Askew & Co., LLP

Savannah, GA
November 9, 2009